Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of February 8, 2007, by and between HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and John Hounslow, an individual (the “Consultant”).  This Agreement shall become effective on the Effective Date as defined herein.

BACKGROUND

A.            WHEREAS, the Bank has entered into an Agreement and Plan of Merger dated February 8, 2007 by and among the Bank, Heritage Commerce Corp., a California corporation and bank holding company under the Bank Holding Company Act of 1956, as amended and Diablo Valley Bank, a California state chartered banking association (the “Merger Agreement”).

B.            WHEREAS, upon the Effective Date (as defined in the Merger Agreement) the Bank desires to retain Consultant to provide certain services and to assist the Bank with the post-Merger transition.

C.            WHEREAS, the Bank and Consultant are willing to enter into this Agreement by which Consultant shall provide services to the Bank and shall agree not to disclose Confidential Information on the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

1.             Engagement.

(a)           Services.  At the Effective Date, the Bank does hereby engage Consultant, as an independent contractor, to consult regarding the post-Merger transition, including retention and transition of employees and customers post-Merger, marketing the “Heritage” brand name and such other services as may be assigned to him from time to time by the President of the Bank, and assist with the conversion of the Diablo Valley Bank (“Diablo”) systems with those of the Bank (the “Services”).  The Consultant shall primarily perform the Services at the Danville, California office formerly maintained by Diablo, provided that the Consultant may be required to perform such Services at such other locations from time to time as the Bank reasonably deems necessary upon reasonable notice.  Consultant does hereby accept and agree to such engagement and shall perform the Services for the Bank in conformity with the provisions of this Agreement.

(b)           Performance.  Consultant represents to the Bank that Consultant has the qualifications and ability to perform the Services in a professional manner,  and will use its best efforts, skills and abilities to perform the Services.  Consultant shall perform Services under the general direction of the President of the Bank; provided, however, that Consultant, in its sole discretion, will determine the method, details and means of performing the Services.  Consultant has complied, or will comply, with all federal, state and local laws requiring business permits, certificates or licenses required to carry out the Services.

(c)           Time Requirement.  During the Term (as defined in Section 2), Consultant shall devote sufficient time, energy and skill to the performance of his engagement with the Bank.

(d)           Determination of Services.  Both Bank and Consultant agree to negotiate in good faith with respect to scope and due date targets for all Services provided pursuant to this Agreement.

(e)           Representations and Warranties.  Consultant hereby represents to the Bank the following:  (i) that Consultant has legal capacity to enter into, and perform the duties and obligations of, this Agreement; (ii) that the execution and delivery of this Agreement by Consultant and the performance by Consultant of the Services and Consultant’s duties hereunder (A) constitutes the valid and binding obligation of Consultant, enforceable in accordance with its terms, and (B) shall not constitute a breach of, or otherwise contravene, the terms of any other agreement to which Consultant is a party or otherwise bound (including without limitation any non-competition or confidentiality agreements Consultant may have with other parties).

2.             Term.  The Bank will engage Consultant, and Consultant will provide the Services to the Bank, under the terms of this Agreement commencing on the Effective Date until December 31, 2007 (the “Term”).  With the exception of the Bank’s duty to continue to pay Consultant the unpaid balance of the Consulting Fee following the end of the Term, as set forth in Section 3(a) below, this Agreement shall terminate at the end of the Term.

3.             Compensation.

(a)           Consulting Fee.  The Bank shall pay Consultant a consulting fee equal to the total of $400,000 (the “Consulting Fee”) payable pro rata over thirty (30) months commencing on the first month following the month in which the Effective Date occur.  (“Payment Period”).  Following the end of the Term the Bank shall continue to make monthly payments of the Consulting Fee until such time as the Consulting Fee has been paid in full.  If Consultant dies prior to the time when the Consulting Fee has been paid in full, then the remaining balance of the Consulting Fee shall be paid to Consultant’s estate.

(b)           Expenses.  During the Term, the Bank shall reimburse Consultant, at cost without markup, for all reasonable and documented expenses with respect to program development, air travel, lodging, meals, home office supplies and cell phone incurred by Consultant in the performance of the Services.

(c)           Termination.  If the Bank terminates this Agreement “for cause” (as hereinafter defined), the Consultant shall not be entitled to any further compensation from the Bank.  Termination “for cause” shall mean any act or omission of the Consultant from one or more of the following categories: (a) a material breach of Consultant’s covenants or obligations under this Agreement which is caused by the gross negligence or willful misconduct of the Consultant; (b) embezzlement and/or failure to properly apply the funds or property of the Bank; or (c) conviction of a crime resulting in material injury to the business or property of the Bank.

4.             Consultant Is an Independent Contractor.  Consultant is, and shall at all times remain, an independent contractor and not an employee, agent, joint venturer or partner of the Bank.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Bank and Consultant or any employee or agent of Consultant.  Contractor is not an employee for state or federal tax purposes.  Consultant is not an agent of the Bank and shall have no right or authority to make any oral or written contract or commitment binding upon the Bank or any of the Bank’s affiliates.

5.             Restrictions Respecting Confidential Information.

(a)           Consultant acknowledges and agrees that by virtue of the Consultant’s position and involvement with the business and affairs of the Bank, the Consultant will develop substantial expertise and knowledge with respect to all aspects of the Bank’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Bank and to Confidential and Proprietary Information (as defined below).

(b)           Consultant hereby covenants and agrees that, during the Term and thereafter, unless otherwise authorized by the Bank in writing, Consultant shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Bank) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Term, the Consultant shall return all documents, records and other items containing any Confidential and Proprietary Information to the Bank (regardless of the medium in which maintained or stored).

(c)           The parties agree that nothing in this agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Bank with any broader, further or other remedy or protection than those provided herein.

(d)           Because the breach of any of the provisions of this Section will result in immediate and irreparable injury to the Bank for which the Bank will not have an adequate remedy at law, the Bank shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

“Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Bank or any affiliate of the Bank or any of the Banks’ or any such affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Consultant, the knowledge of which gives or may give the Bank or any affiliate of the Bank an advantage over any person not possessing such information. For purposes hereof, the term “Confidential and Proprietary Information” shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Consultant or (ii) was disclosed to the Consultant by a person who the Consultant did not reasonably believe was bound to a confidentiality or similar agreement with the Bank or its affiliates.

6.             Notices.  All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given:  (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses:

(a)                                  if to Consultant, to:

John Hounslow

PO Box 839

Diablo, CA  94528

Facsimile No.:  (925) 855-8542

(b)                                 if to the Bank, to:

Heritage Bank of Commerce
150 Almaden Blvd.
San Jose, California  95113
Attn:  Walter T. Kaczmarek
Facsimile No.:  (408) 534-4940

with a copy to:

Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
Attention:  Mark Bonenfant, Esq.
Facsimile No.:  (213) 630-5664

or to such other person or address as a party may designate in writing.

7.             Severability.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.  Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

8.             Assignment.  This Agreement shall not be assignable by Consultant without the prior written consent of the Bank.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and shall inure to the benefit of their respective successors and assigns (in the case of Consultant, to the extent that the transfer of this agreement to any such successor or assign of Consultant has been consented to in writing by the Bank).

9.             Entire Agreement; Amendments; Waivers.  This Agreement contains the entire understanding of the parties with respect to, and supersedes all prior agreements and understandings relating to, the subject matter hereof.  This Agreement may be modified only by a written instrument duly executed by each party hereto.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

10.           Construction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws.

11.           Venue.  The parties hereby agree that any action, suit or other proceeding arising out of or related to this Agreement or the relationship (a “Proceeding”) created hereby shall be conducted only in Santa Clara County, California, and each party hereby irrevocably consents and submits to the personal jurisdiction of and venue in United States District Court for the Northern District of California and in the Superior Court for Santa Clara County for any Proceeding.

12.           Further Assistance.  Consultant shall, upon reasonable notice, furnish such information and assistance to the Bank and its affiliates as may be reasonably required by the Bank or its affiliates in connection with any litigation in which it or any of its affiliates is, or may become, a party; and Consultant shall receive reimbursement of reasonable expenses incurred in connection with such assistance.

13.           Attorneys’ Fees.  Consultant and the Bank agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

14.           Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

15.           Section Headings.  The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

“Bank”

HERITAGE BANK OF COMMERCE,
a California banking corporation

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek, President

“Consultant”

/s/ John Hounslow
John Hounslow